Exhibit 99.1

FINANCIAL NEWS RELEASE FIRST BANK

Date: September 22, 2005

     Contact: John Norton (540) 465-6120

First Bank’s Reactivated Trust Department Nearing Goal of $100 Million

Winchester, VA  (Sep. 22, 2005)- With only 9 months of business activity behind them, First Bank’s reactivated Trust Department is already nearing its goal of having $100 million in assets under management by the end of its first year.

This operation began in January 2005 when Marshall Beverley and Blake Curtis decided to join First Bank and reactivate the Trust program.  Both Marshall and Blake brought with them over 45 years of Trust experience, having served previously with F&M Bank and BB&T.  They were looking for a new challenge to establish First Bank’s Trust and Asset Management Department as the leading Trust provider in the Shenandoah Valley.  Soon to join them and key to their operations support was Laurie Moulden, who had worked in trust operations with Marshall and Blake for over 14 years.

How have they achieved so much success in such a short time?  According to Marshall, “During the initial months, painstaking efforts were taken to set up the adminis-tration, operational support and management - in a way to provide trust and asset management services unmatched by any other Trust Department in this area.  We wanted everything to be right and seamless to our customers.  We also knew that key to this success was finding the right people to round out our team.  This was achieved with Shellie Diehl, coming on board as Trust Administrator and Michelle Rogers, as Administrative Assistant.”

Marshall continued, “Another vital step in building a premier Trust operation was acquiring the services of a leading investment management team along with state-of-the-art back office operations support.   To provide these services we have acquired two of the finest in the country with William Blair & Company providing asset management, and SEI for back office operations.  They both exceed the industry standard for excellence in all areas.”

Over the past nine months $72 million in assets have been brought under manage-ment with another $11 million signed for but not finalized.  Their seemingly improbable goal of reaching $100 million by the end of 2005 is getting closer to reality every day.  Even more remarkable is the fact that this all been accomplished without going “public” - until this week.

When asked how they could be so successful in such a short period of time, Blake replies, “We have had strong relationships with many of our customers for over 15 years.  When they learned that we had changed employers and had relocated to First Bank, they chose to bring their business to us here.  And, they have been delighted with the quality of their new First Bank experience.”

Where to house this new operation was a key question for First Bank’s leadership. According to Harry Smith, First Bank’s President and CEO, “It seemed advantageous to locate them in our Winchester Financial Center, but the challenge was finding the right space for them.  For the first several months they shared first floor offices with our Loan Department, but their business grew so rapidly that by March we decided that it was time to build out the second floor.  The second floor offices were completed and occupied in early June and have provided the vitally needed office space to support this fast growing operation.”

Marshall Beverley currently serves as Executive Vice President and Senior Trust Officer. He is a graduate of Shepherd College and the Cannon Trust School at the University of North Carolina.  He is a Certified Securities Operations Professional (CSOP), Certified Trust and Financial Advisor (CTFA), and Certified IRA Services Professional (CISP).  Marshall has over 31 years trust management experience, most recently as Senior Vice President/Team Director of Wealth Management with F& M and with BB&T Trust Companies.

Blake Curtis serves as Senior Vice President and Senior Trust officer with over 18 years experience working for F&M and BB&T Trust Companies. He is a graduate of the University of Virginia and the Cannon Trust School.  He holds Series 65, 63 and Series 7 licenses. Blake is very active in the Winchester community and currently serves as Board Member and Treasurer of Big Brothers/Big Sisters.

Laurie Moulden serves as Trust Operations Officer.  She is a graduate of the Cannon Trust School’s Certified Trust Operations Specialist (CTOS) program and has over 14 years experience in trust operations, most recently with F&M and BB&T Trust Companies.

First Bank’s new Trust and Asset Management Department is located on the 2nd Floor of First Bank’s Winchester Financial Center at 1835 Valley Avenue.  You can reach them by phone at 540-678-2710.